====================
|                  |       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|                  |                       Washington, DC 20549
|                  |
|     FORM 3       |               INITIAL STATEMENT OF BENEFICIAL
|                  |                   OWNERSHIP OF SECURITIES
|                  |
====================
                      Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934, Section 17(a) of the Public Utility Holding
                          Company Act of 1935 or Section 30(f) of the Investment
                                         Company Act of 1940


------------------------------------------ ----------------------------- ---------------------------- ----------------------------
1.  Name and Address of Reporting Person   2.  Date of Event Requiring   3.  I.R.S. Identification    4.  Issuer Name and Ticker
                                           Statement                     Number of Reporting          or Trading Symbol
Encarnacao        Stephen                  (Month/Day/Year)              Person, if an entity
------------------------------------
(Last)            (First)  (Middle)                                      (voluntary)                  Newsgurus.com, Inc.
                                           04/30/2001                                                 (formerly Annex Business
12 Fells Road                                                            N/A                          Resources, Inc.), the
------------------------------------                                                                  Issuer's application for a
(Street)                                                                                              Trading Symbol is
                                                                                                      currently pending with the
Winchester, MA             01890                                                                      NASD.
------------------------------------
(City)   (State)           (Zip)

------------------------------------------ ----------------------------- ---------------------------- ----------------------------
5.  Relationship of Reporting Person(s)    6.  If Amendment,             7.  Individual or
to Issuer (Check all applicable)           Date of Original              Joint/Group Filing (Check
                                           (Month/Day/Year)              Applicable Line)
_X_ Director      ___ 10% Owner
                                           N/A                           _X__ Form filed by One
__ Officer (give  ___ Other                                                      Reporting Person
      title below)
(specify below)                                                          ___ Form filed by more
                                                                                 than One Reporting
                                                                                 Person
------------------------------------

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                                       TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
----------------------------------------------------------------------------------------------------------------------------------
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
1.  Title of Security                      2.  Amount of Securities      3.  Ownership Form:          4.  Nature of Indirect
    (Instr. 4)                                 Beneficially Owned            Direct (D) or Indirect       Beneficial Ownership
                                               (Instr. 4)                    (I)                          (Instr. 5)
                                                                             (Instr. 5)
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
Nil
------------------------------------------ ----------------------------- ---------------------------- ----------------------------




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        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
----------------- ------------------------------- ------------------------------- ---------------- ----------------- ---------------
1.  Title of      2.  Date Exercisable and        3.  Title and Amount of         4.  Conversion   5.  Ownership     6.  Nature of
Derivative        Expiration Date                 Securities Underlying           or Exercise      Form of           Indirect
Security          (Month/Date/Year)               Derivative Security (Instr. 4)  Price of         Derivative        Beneficial
(Instr. 4)                                                                        Derivative       Securities:       Ownership
                                                                                  Security         Direct (D) or     (Instr. 5)
                                                                                                   Indirect (I)
                                                                                                   (Instr. 5)

----------------- ------------------------------- ------------------------------- ---------------- ----------------- ---------------
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------
                  Date            Expiration      Title           Amount or
                  Exercisable     Date                            Number of
                                                                  Shares
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------
Right to          Immediately     September 18,   Common Shares   70,000          US$1.00          D                 N/A
exercise                          2003
options for
common stock (1)
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------


Explanation of Responses:

(1)      Mr. Stephen Encarnacao is granted a total of 70,000 options to acquire common shares of the Company at $1.00 per share with
         25,000 options vesting  immediately and 15,000 options vesting on September 18, 2001,  September 18, 2002 and September 18,
         2003.





/s/ Stephen Encarnacao                                        May 6, 2001
--------------------------------------------                  ------------------
Stephen Encarnacao                                            Date
**Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.